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CoreStates Financial Corp                                             EXHIBIT 99
Broad and Chestnut Streets
PO Box 7558
Philadelphia PA 19101-7558


                                               [LOGO OF CORESTATES APPEARS HERE]


Contact            Gregg Feistman or Gary Brooten
                         (215) 973-3546

For Release        Immediately Upon Receipt


                      CoreStates Completes Acquisition of

                            Germantown Savings Bank


     Philadelphia, Pa., December 2, 1994 -- CoreStates Financial Corp today completed its previously-announced acquisition of Germantown Savings Bank (GSB) of Philadelphia. GSB's 32 branch offices will become part of CoreStates Bank, N.A., further strengthening the bank's dominant market share in the five-county Philadelphia area. Branch office and systems consolidation are scheduled to take place late in the first quarter of 1995.

     Under terms of the agreement each of GSB's 4.19 million shares will be exchanged for cash, CoreStates shares or a combination of cash and shares valued at $62.00 per share of GSB stock.

     With the GSB acquisition, CoreStates is a $29.0 billion assets banking services company with branch banking operations in southeastern, northeastern and south central Pennsylvania and New Jersey.

     CoreStates' banking subsidiaries conduct commercial and correspondent banking, trust and consumer banking services through 401 domestic and five foreign branches. Other subsidiaries engage in commercial finance and factoring, discount brokerage, electronic transaction processing, investment banking and merchant banking.

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